Exhibit 4.6

ANNEX I

TO

BRIDGE LOAN AGREEMENT

<PROTOTYPE FOR EACH ISSUANCE>

FORM OF NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Series OC2-2/No.      1

US $

INFINIUM LABS, INC.

10% SECURED PROMISSORY NOTE DUE DECEMBER 31, 2004

FOR VALUE RECEIVED, INFINIUM LABS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), promises to pay to __________ the registered holder hereof (the "Holder"), the principal sum of _____________________ Thousand and 00/100  Dollars (US $_______.00) on the Maturity Date (as defined below) and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 10% per annum (computed  on the basis of the actual  number of days  elapsed  and a year of 365 days), accruing from October ___, 2004, the date of initial issuance of this Note (the “Issue Date”), to the date of payment.  Such interest shall be payable on the date which is the earlier of (i) the Maturity Date, or (ii) the date of any prepayment of principal permitted hereunder.  Accrual of interest shall commence on the Issue Date and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for (whether before or after the Maturity Date).

This Note is being issued pursuant to the terms of the Bridge Loan Agreement, dated as of October ___, 2004 (the “Loan Agreement”), to which the Company and the Holder (or the Holder’s predecessor in interest) are parties.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This Note is subject to the following additional provisions:

1Insert unique number for each Holder’s Note.

1.

The term “Maturity Date” means the earliest to occur of (x) December 31, 2004, (y) the date on which the Company consummates a financing or funding transaction for the Target Funding Amount (as defined below), whether or not such transaction is effected in connection with the current or future issuance of securities or (z) the second Trading Day following the date on which the Company files with the SEC a registration statement for the sale of shares of Common Stock by the Company or by certain shareholders of the Company (such registration statement being subject to the provisions of Section 4(g)(i) of the Securities Purchase Agreement).  The term “Target Funding Amount” means Gross Proceeds (as defined below), which when added to the Gross Proceeds of any other financing of funding transactions consummated by the Company after the Issue Date, equals or exceeds $500,000; provided, however, that if such Gross Proceeds, when added to such other Gross Proceeds, is less than the then outstanding principal and accrued interest on this Note, the Maturity Date shall only apply to the aggregate of (x) such Gross Proceeds multiplied by the Lender’s Allocable Share of the Holder, less (y) amounts, if any, previously applied in payment of this Note, and the balance of the Note, after application of the payment actually made to the Holder, shall remain due and payable in accordance with the terms hereof.  The term “Gross Proceeds” means the gross proceeds of a financing or funding transaction which are payable, directly or indirectly, to the Company (x) before deduction of any fees or expenses incurred by the Company in connection therewith, or (y) if any such fees or  expenses are paid by a third party, including the investor or lender, after adding the amount of such fees or expenses to the gross proceeds otherwise payable to the Company.

2.

(i)

This Note may be prepaid in whole or in part at any time prior to the Maturity Date, without penalty.  Any payment shall be applied as provided in Section 3.

(ii)

TIME IS OF THE ESSENCE WITH RESPECT TO ANY PAYMENT DUE HEREUNDER.  The Company shall be in default hereunder if any payment is not made in a timely manner, without any right to cure unless such right to cure is granted by the Holder in each instance, which consent shall be in the sole discretion of the Holder and may be withheld for any reason or for no reason whatsoever.

3.

Any payment made on account of the Note shall be applied in the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest, (ii) then, to accrued interest through and including the date of payment, and (iii) then, to principal of this Note.

4.

All payments contemplated hereby to be made “in cash” shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given).  For purposes of this Note, the phrase “date of payment” means the date good funds are received in the account designated by the notice which is then currently effective.

5.

Subject to the terms of the Loan Agreement, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed.  This Note is direct obligations of the Company.

6.

(i)

As evidenced by his signature below, the Guarantor (as defined below; sometimes also referred to as the “Pledgor”) is personally guarantying to the Holder the timely and full fulfillment of all of the obligations of the Company under this Note (each, an “Obligation” and collectively, the “Obligations”) on the terms provided above and in the Personal Guarantee attached to this Note.  Such guaranty is further evidenced by the Personal Guarantee of Guarantor (the “Guarantee”) attached hereto executed by the Guarantor in favor of and delivered to the Holder.

(ii)

The term “Guarantor” means Timothy M. Roberts, an officer and director of the Company.

(iii)

The obligations of the Company under this Note and of the Guarantor under the Guarantee are secured under the terms of the Pledge Agreement, to which the Holder and the Pledgor are parties, the terms of which are incorporated herein by reference, by a pledge of 3,000,000 shares of the Company’s Common Stock multiplied by the Lender’s Allocable Share of the Holder, of which the Guarantor is the record and beneficial owner.

7.

Except as provided in Section 6 above, no recourse shall be had for the payment of the principal of, or the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

8.

The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Securities Act of 1933, as amended,  or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9.

Any notice given by any party to the other with respect to this Note shall be given in the manner contemplated by the Loan Agreement in the section entitled “Notices.”

10.

This Note shall be governed by and construed in accordance with the laws of the State of New York.  Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Note.

11.

JURY TRIAL WAIVER.   The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

12.

The following shall constitute an "Event of Default":

a.

The Company shall default in the payment of any amount due on this Note, time being of the essence; or

b.

Any of the representations or warranties made by the Company herein, in the Loan Agreement or any of the other Transaction Agreements shall be false or misleading in any material respect at the time made; or

c.

The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

d.

A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent; or

e.

Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

f.

Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable (and the Maturity Date shall be accelerated accordingly), without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and interest shall accrue on the total amount due (the “Default Amount”) on the date of the Event of Default (the “Default Date”) at the rate of 18% per annum or the maximum rate allowed by law, whichever is lower, from the Default Date until the date payment is made, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

13.

In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized.  In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note.  If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company.  The provisions of this Section shall control every other provision of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized this ___th day of October, 2004.

INFINIUM LABS, INC.

By:_______________________________________

__________________________________________

(Print Name)

__________________________________________

(Title)

PERSONAL GUARANTEE OF GUARANTOR

The undersigned has executed the attached Personal Guarantee.

_______________________________________

Timothy M. Roberts

PERSONAL GUARANTEE OF GUARANTOR

Reference is made to the 10% Secured Promissory Note, dated October ___, 2004 (the “Note”) of Infinium Labs, Inc. to ____________________________________________________.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

To induce the Holder to make the loan to the Company contemplated by the Loan Agreement, the Guarantor (sometimes referred to as the “Pledgor”) hereby unconditionally personally guarantees to the Holder the timely and full fulfillment of all of the obligations of the Company under the above  Note (each, an “Obligation” and collectively, the “Obligations”) on the terms provided above their signatures.

The guaranty provided by the Guarantor hereby is referred to as the “Guarantee.”

The Guarantor agrees that the Holder may proceed against the Guarantor alone  on account of this Guarantee without any obligation to proceed against or to exhaust any remedies against the Company or against any other Party.

Guarantor is an officer and director of the Company.  Guarantor represents to the Holder that he has determined that it is in his best interest to execute and deliver this Guarantee.

Guarantor agrees that the Holder may extend or modify the terms of the Obligations with the Company without the prior consent of the Guarantor, but the terms of this Guarantee shall continue to apply to the Obligations as so extended or modified.  Except to the extent that the Guarantor actually fulfills any of the Obligations, no Guarantee by the Guarantor or any other guarantor shall reduce or modify the obligations of the Company or any other Party hereunder or under any of the Transaction Documents.

Guarantor represents to the Holder that this Guarantee is the valid and binding agreement of the Guarantor, enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

The provisions of Section 6 of the Note are incorporated herein by reference as if set forth herein in full.

Guarantor agrees that the provisions of Sections 9, 10 and 11 of the Note apply to the Guarantor, as if it were the Company named therein.

Guarantor acknowledges that it is aware that Holder is explicitly relying on the execution and delivery of this Guarantee by such Guarantor and on the enforceability of this Guarantee against such Guarantor in making the determination to enter into the Loan Agreement and to consummate the loan transaction contemplated thereby.

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guarantee as of the ____th day of October, 2004.

___________________________________

Timothy M. Roberts

Acknowledged

INFINIUM LABS, INC.

By:_________________________________